As filed with the Securities and Exchange Commission on December 16, 2019

Registration No. 333-165897; 333-162990;

333-207800; 333-219836; 333-226683

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-165897

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-162990

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-207800

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-219836

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-226683

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VITAMIN SHOPPE, INC.

(Valor Acquisition, LLC as successor by merger to Vitamin Shoppe, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	84-3883490
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1716 Corporate Landing Parkway

Virginia Beach, Virginia 23454

(Address of Principal Executive Offices) (Zip Code)

Amended and Restated Vitamin Shoppe 2009 Equity Incentive Plan (as Amended, 2015)

Vitamin Shoppe 2010 Employee Stock Purchase Plan (as Amended, 2017)

Vitamin Shoppe 2018 Long-Term Incentive Plan

(Full title of the plan)

Brian R. Kahn

Chief Executive Officer

Valor Acquisition, LLC

1716 Corporate Landing Parkway

Virginia Beach, Virginia 23454

(Name and address of agent for service)

(757) 493-8855

(Telephone number, including area code, of agent for service)

Copy to:

David W. Ghegan

Troutman Sanders LLP

600 Peachtree Street, N.E., Suite 5300

Atlanta, Georgia 30308

(404) 885-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following registration statements filed by Vitamin Shoppe, Inc., a Delaware corporation (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

File No.	Date Originally Filed with the SEC	Name of Equity Plan	Shares of Common Stock, Par Value $0.01
333-162990	November 9, 2009	Vitamin Shoppe 2009 Equity Incentive Plan	5,203,678
333-165897	April 5, 2010	Vitamin Shoppe 2010 Employee Stock Purchase Plan	200,000
333-207800	November 4, 2015	Amended and Restated Vitamin Shoppe 2009 Equity Incentive Plan	2,250,000
333-219836	August 9, 2017	Vitamin Shoppe 2010 Employee Stock Purchase Plan, as amended	500,000
333-226683	August 8, 2018	Vitamin Shoppe 2018 Long-Term Incentive Plan.	2,100,000

On August 7, 2019, the Company entered into an Agreement and Plan of Merger (as amended by the First Amendment to Agreement and Plan of Merger dated November 11, 2019) (the “Merger Agreement”) with Liberty Tax, Inc. (now known as “Franchise Group, Inc.”), a Delaware corporation (“Parent”), and Valor Acquisition, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on December 16, 2019, the Company merged with and into Merger Sub, with Merger Sub surviving as an indirect wholly-owned subsidiary of Parent (the “Merger”). Each outstanding share of common stock, par value $0.01 per share, of the Company was converted into the right to receive $6.50 in cash, without interest thereon and less any applicable withholding taxes.

As a consequence of the Merger, the Company has terminated all offerings of its securities under its existing registration statements on Form S-8, including the Registration Statements. Accordingly, and in accordance with the undertakings made by the Company in the Registration Statements, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, solely to deregister any and all securities previously registered under the Registration Statements that remain unsold. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Virginia Beach, Virginia, on December 16, 2019.

VALOR ACQUISITION, LLC (as successor by merger to Vitamin Shoppe, Inc.)

By: FRANCHISE GROUP, INC., its sole member

By:	/s/ Andrew F. Kaminsky
Name: Andrew F. Kaminsky Title: Executive Vice President and Chief Administrative Officer

Note: No other person is required to sign this post-effective amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.